CONFIRMATION OF AUTHORIZATION
I, Joseph A. Gaviola, the undersigned, hereby authorize and designate Jill E. Abbate or
Mary Ann DiLorenzo to sign and file Securities and Exchange Commission Forms 4 and 5 on my behalf for securities of Suffolk Bancorp (SUBK). This authorization shall continue in effect until a written revocation is filed with the commission. This supersedes any previous power-of-attorney granted for this purpose.

Signature: /s/ Joseph A. Gaviola
Dated: August 27, 2014

Corporate Services 4 West Second Street P.O. Box 9000 Riverhead, New York 11901 P 631.208.2400 F 631.727.3214